EXHIBIT 23.1.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 29, 2016, with respect to the balance sheet of ATEL 17, LLC as of December 31, 2015 and the related statements of changes in members’ capital and cash flows for the periods from April 16, 2015 (date of inception) through December 31, 2015, included in the Registration Statement (Post-Effective Amendment No. 1 to Form S-1, No. 333-203841) and Prospectus of ATEL 17, LLC for the registration of 15,000,000 units of limited liability company interest.

/s/ Moss Adams LLP

San Francisco, California

June 29, 2016